EXHIBIT 10.64

MARKETING ALLOWANCE AGREEMENT

THIS MARKETING ALLOWANCE AGREEMENT (the “Agreement”) is entered into effective as of December 24, 2004, by and between MRS. FIELDS FRANCHISING, LLC, a Delaware limited liability corporation (“MFF”), and SHADEWELL GROVE IP, LLC (“Shadewell”).  MFF and Shadewell sometimes are referred to in this Agreement individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, MFF and Shadewell are parties to several trademark license agreements including the license agreement of January 3, 2000 to develop, manufacture and sell shelf-stable cookies, the license agreement of February 21, 2001 to distribute and sell ready-to-eat pre-baked cookie product through other distribution channels, the license agreement of March 31, 2003 to package, distribute, market and sell chocolate chips, and other similar licensing agreement now being negotiated or recently executed regarding shelf-stable brownies and toppings (such license agreement, the “Brownie License”, and collectively with the other license agreements set forth in this paragraph, the “License Agreements”) that allow Shadewell to develop, produce and sell various products under the marks and trade names held by MFF or its affiliated entities (“Licensed Marks”) in exchange for the payment of royalties (these products are more precisely defined under each of the License Agreements as “Royalty Bearing Product(s)”);

WHEREAS, MFF desires to grant Shadewell certain one-time marketing allowances to be credited against royalty payments that would otherwise be made by Shadewell to MFF, which allowances shall be given under the terms and conditions set out herein (“Marketing Allowance”) to assist Shadewell to have additional marketing funding to further establish and promote the Royalty Bearing Products and MFF brand in the market; and

WHEREAS, Shadewell is willing to accept the Marketing Allowances to promote the Royalty Bearing Products and the MFF brand, and is willing to agree to the terms and conditions proposed by MFF to receive those Marketing Allowances;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

                1.             General Provisions and Terms.  All terms not otherwise defined in the Agreement shall have the meanings given similar terms in the License Agreements and Sections 15, 21 and 22 of the Brownie License shall be incorporated herein.

2.             First Marketing Allowance.  MFF hereby grants Shadewell an initial Marketing Allowance for the 2006 fiscal year of One Hundred Twenty-Five Thousand U.S. dollars ($125,000.00 USD) to promote the Royalty Bearing Products and MFF brand on the terms set forth herein.  This Marketing Allowance will be credited against the first royalty monies due to MFF from Shadewell during the 2006 fiscal year, beginning with the first quarter, which rebate will continue to be granted until the time the full amount outlined herein is realized by Shadewell.  Shadewell hereby agrees to use the Marketing Allowance in the manner and for the purposes as set out in Section 5 below.

3.             Second Marketing Allowance.  MFF hereby grants Shadewell an additional Marketing Allowance for the 2007 fiscal year of Two Hundred Thousand U.S. dollars ($200,000.00 USD) to promote the Royalty Bearing Products and MFF brand on the terms set forth herein.  This Marketing Allowance will be credited against the first royalty monies due to MFF from Shadewell during the 2007 fiscal year, beginning with the first quarter, which rebate will continue to be granted until the time the full amount outlined herein is realized by Shadewell.    Shadewell hereby agrees to use the Marketing Allowance in the manner and for the purposes as set out in Section 5 below.

4.             Royalty Waiver Marketing Allowance.  MFF hereby grants Shadewell an additional Marketing Allowance, which shall be effective only during the Royalty Waiver period (as defined in Section 5(b) of the Brownie License), to promote the Royalty Bearing Products and MFF brand on the terms set forth herein.  The amount of this additional Marketing Allowance shall be equal to the amount of the Royalty Waiver.  At the conclusion of the Royalty Waiver Period, Shadewell must demonstrate and provide evidence that the Marketing Allowance set forth in this Section 4 has been used in the manner and for the purposes as set out in Section 5  below during such Royalty Waiver Period.  If MFF’s review shall indicate that Shadewell has not spent or committed to spend an amount at least equal to the Marketing Allowance on Promotional Activities, MFF shall send Shadewell an invoice in the amount of the discrepancy, and Shadewell shall remit the same to MFF within 30 business days of receipt or, at Shadewell’s option, shall propose additional Promotional Activities acceptable to MFF and complete the same within 45 days to expend the remainder of the Marketing Allowance.

5.             Approved Marketing Allowance Uses.  Shadewell shall use the Marketing Allowance for advertising and promotional activities designed by Shadewell in its reasonable discretion to promote the Licensed Marks and market the Royalty Bearing Products (the “Promotional Activities”) within any Designated Distribution Channel during the calendar year the Marketing Allowance is granted.   The Promotional Activities may include, without limitation, Shadewell’s slotting fees and similar merchandising expenses related to the Royalty Bearing Products, discounts and fees arising from sale of the Royalty Bearing Products to the trade, and production and distribution of marketing, promotional and point of sale materials.  Shadewell’s use of the Licensed Marks in any Promotional Activities must comply with provisions in the License Agreements related to use of such Marks, including any approval or consent rights that Mrs. Fields may have thereunder.

6.             Accounting Issues.  No later than 45 days following the end of MFF’s fiscal year in which a Marketing Allowance has been granted, Shadewell shall provide

MFF with an accounting of the Marketing Allowance in form and content reasonably satisfactory to MFF, including a breakdown indicating a brief description of the types of Promotional Activities, the payees, and the amounts of Marketing Allowance expenditures related to each Activity.  If required by MFF auditors or internal accounting department in connection with any audit of any Mrs. Fields entity within 45 days following its receipt of the accounting, MFF shall have the right, upon reasonable notice to Shadewell and during regular business hours, to review Shadewell’s records concerning the Marketing Allowance and Promotional Activities.  If in MFF’s review it is determined that Shadewell has not spent an amount at least equal to the Marketing Allowance on Promotional Activities during the given year or period, or that Shadewell’s records do not provide adequate support that Shadewell has met its obligations under this paragraph, MFF shall send Shadewell an invoice in the amount of the discrepancy, and Shadewell shall remit the same to MFF within 30 business days of receipt, or, at Shadewell’s option, shall propose additional Promotional Activities acceptable to MFF and complete the same within 45 days to expend the remainder of the Marketing Allowance.

7.             Counterparts.  This Agreement may be signed in counterparts, which shall be considered one original.

8.             Integration.  This Agreement and the trademark license agreements referred to in the Recitals above sets forth the entire agreement and understanding between and among the Parties hereto with respect to the subject matter hereof and supercedes all prior written and oral agreements, term sheets, negotiations and understandings; shall be binding upon the successors, assigns, heirs, and personal representatives of the parties, and may not be rescinded, cancelled, terminated, supplemented, amended, or modified in any manner whatsoever without the prior written consent of all parties.

Executed as of the date first set forth above.

MRS. FIELDS FRANCHISING, LLC.

By:	/s/ Michael Ward
Name:	Michael Ward
Its:	Executive Vice President, General Counsel

SHADEWELL GROVE IP, LLC.

By:	/s/ Tim Bruer
Name:	Tim Bruer
Its:	President